                                                                    EXHIBIT 10.4

                               EMPLOYEE SEVERANCE
                              AGREEMENT AND RELEASE

      This Severance Agreement and Release ("Agreement") is made and entered into January 5, 2004 (the "Effective Date"), by and between DUKE ENERGY FIELD SERVICES, LP ("Field Services"), a limited partnership with its principal executive offices in Denver, Colorado, and William H. Easter, III (the "Employee").

                              W I T N E S S E T H:

      WHEREAS, Field Services has determined that it is in the best interests of Field Services, its affiliates and its partners to assure that Field Services will have the continued undivided time, attention, loyalty and dedication of the Employee, notwithstanding the possibility or anticipation of a termination of employment;

      WHEREAS, Field Services believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by any pending or threatened termination of employment and to encourage the Employee's full undivided time, attention, loyalty, and dedication to Field Services currently and in the event of any pending or threatened termination of employment; and

      WHEREAS, it is Field Services' intention that the Employee be assured of compensation and benefit arrangements if his employment terminates which are competitive with those similarly situated Duke Energy Corporation peer business unit heads, such group specifically excluding the Named Executive Officers appearing on the Summary Compensation Table in the Duke Energy Corporation proxy statement and the Employee is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. TERM OF AGREEMENT. The term of this Agreement (the "Agreement Term") shall commence on January 5, 2004 (the "Commencement Date") and shall terminate on January 5, 2006, in the event a termination of the Employee's employment by Duke Energy Field Services Corporation, Duke Energy Field Services LLC, Duke Energy Field Services, LP or any of their respective subsidiaries (a "Field Services' Affiliate") or Field Services shall not have occurred by such date. In the event Employee's employment is terminated (so that the Employee is no longer employed by Field Services or any Field Services' Affiliate) prior to the expiration of the Agreement Term, this Agreement will continue in force and effect until the satisfaction of all of the parties' obligations hereunder. Except as otherwise provided in this Agreement, Employee shall be an employee-at-will whose employment can be terminated at any time for any reason by Field Services, or any Field Services' Affiliate or the Employee.

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      2. SEVERANCE BENEFITS.

      (a) General. In the event the Employee's employment by Field Services or a Field Services' Affiliate is terminated during the Agreement Term (so that the Employee is no longer employed by Field Services or any Field Services' Affiliate), the Employee shall be entitled to the compensation and termination benefits set forth in this Section 2; provided, however, that the obligations of Field Services under Section 2(c) hereof shall be subject to the forfeiture and repayment provisions of Section 3(e) hereof and to the requirements regarding a release of claims under Section 16 hereof. Any lump-sum payments required under this Section 2 will be made by Field Services within thirty (30) days after the effective date of the Employee's termination of employment. In the event of Employee's death, any lump-sum payments required under this Section 2 will be made by Field Services as soon as administratively feasible after the effective date of the Employee's termination of employment to his estate. This Agreement does not grant the Employee any right or entitlement to be retained by Field Services or any Field Services' Affiliate and shall not affect or prejudice the right of Field Services or any Field Services' Affiliate to terminate the employment of the Employee at any time for any reason, subject to the payment and benefit provisions of this Section 2. In the event of the termination of Employee's employment with Field Services and all Field Services' Affiliates, the Employee agrees to immediately resign all of his positions as an officer or director of Field Services and any Field Services' Affiliates.

      (b) Termination on Account of Death, Disability, Cause, Voluntary Quit or Offer of Employment by Field Services Parent or Affiliated Company. In the event that the Employee's employment hereunder is terminated:

            (i) due to the death of the Employee,

            (ii) by Field Services or any Field Services' Affiliate due to any mental or physical impairment which prevents the Employee from performing the essential functions of his position with Field Services or any Field Services' Affiliate, or which has resulted in the Employee's becoming eligible for benefits under any long-term disability income program maintained by Field Services or any Field Services' Affiliate,

            (iii) by Field Services or any Field Services' Affiliate for "Cause," which is defined as the occurrence of any one of the following (provided the Employee receives written notice from Field Services identifying the acts or omissions constituting Cause and is given a 30-day opportunity to cure, if such acts or omissions are capable of cure): (A) a final conviction of a felony; (B) an egregious act of dishonesty (including, without limitation, theft or embezzlement), or a malicious action by the Employee toward the customers or employees of Field Services or any Field Services' Affiliate; (C) a violation of the provisions of
      Section 3 or Section 4 hereof; or (D) material failure to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with his position (provided that material failure to carry out reasonably assigned duties shall be deemed to constitute Cause only after a finding by the Duke Energy Field Services, LLC Board of Directors of material

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

      failure on the part of the Employee),

            (iv) voluntarily by the Employee, or

            (v) in conjunction with Employee being offered employment with Duke Energy Corporation or ConocoPhillips, or one of their respective subsidiaries,

then the Employee shall be entitled only to salary amounts payable in the normal course for service through the date of his termination of employment and any rights or payments that have become vested or that are otherwise due in accordance with the terms of any employee benefit, incentive or compensation plan or arrangement maintained by Field Services or any Field Services' Affiliate that the Employee participated in at the time of his termination of employment (together, the "Accrued Rights").

      (c) Termination by Field Services other than for Cause. In the event that the Employee's employment is terminated by Field Services or the applicable Field Services' Affiliate other than as described in clauses (b)(i), (ii),
(iii), (iv) or (v) above, the Employee will be paid and entitled to the following:

            (i) the payments and benefits representing the Employee's Accrued Rights;

            (ii) a lump-sum payment equal to (A) the Employee's annual bonus payment under any Bonus Plan (as defined below) earned for any completed bonus year prior to termination of employment, if not previously paid, plus (B) a pro-rata amount of the Employee's target bonus under any Bonus Plan for the bonus year in which the termination occurs, determined as if all program goals had been met at target (the "Target Bonus"), pro-rated based on the number of days of service during the bonus year occurring prior to termination of employment;

            (iii) a lump-sum payment equal to two (2) times the sum of the Employee's then-current Base Salary and Target Bonus;

            (iv) a lump-sum payment in an amount equal to the aggregate cost of coverage that would apply for the Severance Period (as defined below) under the medical and dental (but not medical spending account or employee assistance plan ) and basic life insurance plans that the Employee participated in at the time of his termination, or their equivalent, under the same terms to the Employee as though the Employee had not terminated employment, which cost shall be deemed equal to the premium costs being utilized for the provision of such medical and dental coverage to former employees under COBRA at the time of the Employee's termination of employment and Field Services' assumed costs for such basic life insurance coverage for internal accounting purposes at the time of the Employee's termination of employment;

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

            (v) a lump-sum payment equal to the present value (determined based on a six (6) percent interest rate assumption and, in the case of any pension plan accrual, the applicable mortality table for calculating optional forms of benefits under such plan) of any employer contribution (other than a contribution under section 401(k) of the Internal Revenue Code of 1986, as amended), benefit accrual or employer-financed account allocation that would have been made or accrued during the Severance Period under any qualified or non-qualified pension or savings plan maintained by Field Services or any Field Services' Affiliate in which the Employee participated at the time of his termination, determined using the Employee's Base Salary and Target Bonus (if relevant) at the time of termination and assuming the maximum elective deferral by the Employee permitted by such plans, if applicable;

            (vi) notwithstanding the terms of any award agreement or plan document to the contrary, continued vesting for the duration of the Severance Period of any long term incentive awards, including awards of stock options held by the Employee at the time of his termination of employment that are not vested or exercisable on such date, in accordance with their terms, as if the Employee's employment had not terminated, with any options or similar rights to remain exercisable (to the extent exercisable at the end of the Severance Period) for a period of 90 days following the close of the Severance Period, but not beyond the maximum original term of such options or rights. Any award that is designated by Duke Energy Corporation as a "Chairman's Award" and the stock award provided to Employee pursuant to the February 1, 2004 Restricted Stock Award Agreement between Employee and Duke Energy Corporation are specifically excluded from this section and nothing in this section shall impact the terms of such awards; and

            (vii) in the event that the Employee would have satisfied the eligibility requirements of any retiree medical plan or program maintained by Field Services or any Field Services' Affiliate generally for its retirees (a "Retiree Plan") within two years after the date of his or her termination of employment, the provision of such retiree medical benefits to the Employee from and after the date he would have satisfied such requirements (assuming continued employment) on a basis substantially equivalent to the retiree medical benefits provided generally under the Retiree Plan, subject to such terms and conditions and requirements for participation as apply under the Retiree Plan from time to time and as such Retiree Plan may be amended or terminated by Field Services or any Field Services' Affiliate, as the case may be, at any time.

      (d) Termination by Field Services other than for Cause after the expiration of the Agreement Term. In the event that Employee is terminated by Field Services, or the applicable Field Services Affiliate other than for Cause after the expiration of the Agreement Term, then the Employee shall be eligible to receive severance benefits comparable to those provided to similarly situated Duke Energy Corporation peer business unit heads during the period of time from January 5, 2004 through the date of Employee's termination of employment with Field Services, or the applicable Field Services Affiliate, such group specifically excluding

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

the Named Executive Officers appearing on the Summary Compensation Table in the Duke Energy Corporation proxy statement. The Employee agrees that any dispute of any kind arising under or relating to this clause shall be resolved according to the process set forth in Section 14 below.

      (e) Definitions. For purposes of this Agreement, the terms below shall have the following definitions:

            (1) "Bonus Plan" shall mean any bonus plan, program or arrangement in which the Employee participates where bonus payments are based upon achievement of performance targets by Field Services, a Field Services' Affiliate, any respective business unit thereof, Duke Energy Corporation, or the Employee.

            (2) "Base Salary" shall mean the annualized amount of the Employee's regular salary during any payroll period, prior to any reductions for elective deferrals or salary reductions but excluding any overtime, incentive or other special compensation.

            (3) "Severance Period" shall be the 24-month period following the Employee's termination of employment.

      3.    RESTRICTIVE COVENANTS.

      (a) Noncompetition and Nonsolicitation. The Employee agrees that he shall not, during the "Restricted Period" (as defined below), without Field Services' prior written consent, for any reason, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise (A) become engaged or involved in any business (other than as a less-than 3% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that competes with Field Services or any Field Services' Affiliate in the business of
(i) gathering, compression, treating, processing, transportation, trading, marketing or storage of natural gas or an component thereof, (ii) fractionation, transportation, trading, marketing or storage of natural gas liquids, (iii) gathering, transportation, trading, marketing or storage of crude oil, (iv) distribution of specialty chemicals, (v) transportation and storage of refined products, liquefied petroleum gases and petrochemicals, and (vi) any other business engaged in by Field Services or Field Services' Affiliate after the date of this Agreement and prior to the date of termination; or (B) induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of Field Services or any Field Services' Affiliate to reduce, terminate, restrict or otherwise alter its business relationship with Field Services or any Field Services' Affiliate. The provisions of this Section 3(a) shall be limited in scope and effective only within the following geographical areas: (i) any country in the world where Field Services or any Field Services' Affiliate has $25 million in capital deployed as of the date of termination;
(ii) the Continent of North America; (iii) the United States of America; (iv) Canada; (v) the states of Arkansas, California, Colorado, Connecticut, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Minnesota, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, Texas, Utah, Vermont, Virginia, West Virginia, Wyoming; and (vi) British Columbia and

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

Alberta. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

      (b) Restricted Period. For purposes hereof, the "Restricted Period" shall be the period of the Employee's employment during the Agreement Term and, in the event of a termination of the Employee's employment that is covered by Section 2(c) hereof, the twelve-month period following the such termination of employment.

      (c) Severability. If any provision or part of this Section 3 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree to modify such provision, or that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases therefrom ("blue-penciling"), and in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced. The parties intend the above restrictions on competition to be completely severable and independent, and any invalidity or unenforceability of any one or more of such restrictions shall not render invalid or unenforceable any one or more of the other restrictions.

      (d) Enforcement. The Employee acknowledges that Field Services may have no adequate means to protect its rights under this Section 3 other than by securing an injunction (a court order prohibiting the Employee from violating this Agreement). The Employee agrees that Field Services may enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction. The Employee acknowledges that the recovery of damages will not be an adequate means to redress a breach of this Agreement, but nothing in this Section 3 shall prohibit Field Services from pursuing any remedies in addition to injunctive relief, including recovery of damages and/or any forfeiture or repayment obligations provided for herein.

      (e) Forfeitures and Repayments. The Employee agrees that, in the event he violates the provisions of Section 3(a) hereof during the Restricted Period, he will forfeit and not be entitled to any cash severance payments or any non-cash benefits or rights (including, without limitation, stock option rights), other than Accrued Rights, to which he would otherwise be entitled to under Section 2(c) hereof (together, the "Termination Benefits"). The Employee further agrees that, in the event he violates the provisions of Section 3(a) hereof following the payment or commencement of any Termination Benefits, (i) he will forfeit and not be entitled to any further Termination Benefits, and (ii) he will be obligated to repay to Field Services an amount in respect of the cash payments previously made to him under Section 2(c) hereof (the "Repayment Amount"). The Repayment Amount shall be determined by aggregating the cash severance payments made to the Employee under Sections 2(c)(ii), 2(c)(iii),2(c)(iv) and 2(c)(v) hereof, and multiplying the resulting amount by a fraction, the numerator of which is the number of full and partial calendar months remaining in the Severance Period at the time of the violation (rounded to the nearest quarter of a month), and the denominator of which is twenty-four (24). The Repayment Amount shall be paid to Field Services in cash in a single sum within ten (10) business days after the first date of the violation, whether or not Field Services has knowledge of the violation or has made a demand for payment. Any such payment made following such date

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

shall bear interest at a rate equal to six (6) percent. Furthermore, in the event the Employee violates the provisions of Section 3(a) hereof, and notwithstanding the terms of any award agreement or plan document to the contrary (which shall be considered to be amended to the extent necessary to reflect the terms hereof), the Employee shall immediately forfeit the right to exercise any stock option or similar rights that are outstanding at the time of the violation, and the Repayment Amount, calculated as provided above, shall be increased by the amount of any gains (measured by the difference between the aggregate fair market value on the date of exercise of shares underlying the stock option or similar right and the aggregate exercise price of such stock option or similar right) realized by the Employee upon the exercise of stock options or similar rights within the one-year period prior to the first date of the violation.

      (f) Permissive Release. The Employee may request that Field Services release him from the restrictive covenants of Section 3(a) hereof upon the occurrence of the forfeiture and repayment of termination benefits and rights provided for in Section 3(e) hereof. Field Services may, in its sole discretion, grant such a release in whole or in part, or may reject such request and continue to enforce its rights under this Section 3.

      (g) Consideration; Survival. The Employee acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by the Employee in this Section 3 and in the remainder of this Agreement. The Employee's obligations under this
Section 3 shall survive any termination of his employment as specified herein.

      4. CONFIDENTIALITY. The Employee acknowledges that during the Employee's employment with Field Services or any Field Services' Affiliate, the Employee will acquire, be exposed to and have access to, material, data and information of Field Services and the Field Services' Affiliates and/or their customers or clients that is confidential, proprietary, and/or a trade secret. At all times, both during and after the Agreement Term, the Employee shall keep and retain in confidence and shall not disclose, except as required and authorized in the course of the Employee's employment with Field Services or any Field Services' Affiliate, to any person, firm or corporation, or use for his own purposes, any of this proprietary, confidential or trade secret information. For purposes of this paragraph, such information shall include, but shall not be limited to: sales methods, information concerning principals or customers, prospects or suppliers, advertising methods, financial affairs or methods of procurement, marketing and business plans, acquisitions or merger targets, strategies, projections, business opportunities, client, prospect or supplier lists, sales and cost information and financial results and performance. The Employee acknowledges that the obligations pertaining to the confidentiality and non-disclosure of information shall remain in effect for a period of two (2) years after termination of employment, or until Field Services or a Field Services' Affiliate has released any such information into the public domain, in which case the Employee's obligation hereunder shall cease with respect only to such information so released into the public domain. The Employee's obligations under this Section 4 shall survive any termination of his employment. If the Employee receives a subpoena or other legal process requiring that he produce, provide or testify about information that is confidential property and/or a trade secret, the Employee shall notify Field Services within two business days of his notice or receipt of such subpoena or legal process and cooperate fully with Field Services in resisting disclosure of confidential information. Field Services at its expense has the right either in the name of the Employee or in

                                       7
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its own name to oppose or move to quash any subpoena or other legal process directed to the Employee regarding confidential information. If Field Services does not successfully oppose or move successfully to quash any subpoena or other legal process directed to the Employee after being notified of it by him, he shall be free to respond to the subpoena as he determines to be appropriate.

      5. POST-EMPLOYMENT OBLIGATIONS.

      (a) Field Services Property. All records, files, lists, including, computer generated lists, drawings, documents, equipment and similar items relating to the business of Field Services and the Field Services' Affiliates which the Employee shall prepare or receive from Field Services or the Field Services' Affiliates shall remain the sole and exclusive property of Field Services and the Field Services' Affiliates. Upon termination of the Employee's employment for any reason, the Employee shall promptly return all property of Field Services or any Field Services' Affiliate in his possession. The Employee further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to Field Services or any Field Services' Affiliate. The Employee additionally represents that, upon termination of his employment with Field Services or a Field Services' Affiliate, he will not retain in his possession any such software, documents or other materials.

      (b) Cooperation. The Employee agrees to cooperate with and provide assistance to Field Services and the Field Services' Affiliates and their legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting Field Services or any Field Services' Affiliate, in which, in the reasonable judgment of the counsel of Field Services or any Field Services' Affiliate, the Employee's assistance or cooperation is needed. The Employee shall, when requested by Field Services or any Field Services' Affiliate, provide testimony or other assistance and shall travel at the request of Field Services or any Field Services' Affiliate in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, Field Services or the Field Services' Affiliate, as the case may be, shall attempt to accommodate the Employee's schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse the Employee for any reasonable expenses incurred in connection with such matters, as well as for any actual lost wages suffered as a result from absences from employment.

      6. TAX WITHHOLDING. Field Services may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes or other withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

      7. NOTICE. Any notices to be given hereunder by either party to the other may be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to Field Services or any other
Field Services' Affiliate:          Fred J. Fowler,

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

                                    President and Chief Operating Officer
                                    Duke Energy Corporation
                                    526 South Church Street - EC3XC
                                    Charlotte, North Carolina 28202-1802

                                Cc: Brent L Backes
                                    Duke Energy Field Service - General Counsel
                                    370 17th Street, Suite 900
                                    Denver, Colorado 80202

      8. WAIVER OF BREACH. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party. Any waiver or consent from Field Services with respect to any term or provision of this Agreement or any other aspect of the Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of Field Services at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee's conduct or employment shall in no manner (except as otherwise expressly provided herein) affect Field Services' right at a later time to enforce any such term or provision.

      9. SEVERABILITY. The validity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

      10. ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement covers the entire understanding of the parties with respect to the subject matter hereof, superseding all prior understandings and agreements. No modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

      11. APPLICABILITY OF CHANGE IN CONTROL AGREEMENT. Notwithstanding anything to the contrary in this Agreement, if a termination of employment by the Employee shall be covered by a "Change in Control Agreement" (or similar change in control severance agreement) between the Employee and Field Services, the provisions of such Change in Control Agreement shall be controlling and this Agreement shall cease to be of any further effect.

      12. GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Colorado, without reference to conflicts of law principles thereof.

      13. SUCCESSORS AND ASSIGNS. Neither this Agreement, nor any of the parties' respective rights, powers, duties or obligations hereunder, may be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Employee and his heirs and legal representatives of Field Services and its successors. Successors of Field Services shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of Field Services, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed "Field Services" for the purpose hereof.

      14. FORUM SELECTION. The Employee agrees that any claim against Field Services or any Field Services' Affiliate arising out of or relating in any way to this Agreement or to the Employee's employment or termination of employment with Field Services or any Field Services' Affiliate (including without limitation any claim for compensation or claim arising under the federal civil rights statutes) shall be brought exclusively in the District Court for the City and County of Denver, Colorado, or the United States District Court for the District of Colorado, and in no other forum. The Employee hereby consents to the personal and subject matter of jurisdiction of these courts for the purpose of adjudicating any claims subject to this forum selection clause. The Employee also agrees that any dispute of any kind arising out of or relating to this Agreement or to the Employee's employment or termination of employment (including without limitation any claim for compensation or claim arising under the federal civil rights statutes) shall at the sole election or demand of Field Services or the applicable Field Services' Affiliate be submitted to final, conclusive and binding arbitration before and according to the rules then prevailing of the American Arbitration Association in Denver, Colorado ("AAA"), which election or demand may be made by Field Services or the applicable Field Services' Affiliate at any time. The dispute shall be heard and determined by one mutually acceptable arbitrator selected by the parties from a panel of seven arbitrators provided to the parties by AAA. The parties shall select the arbitrator by alternatively striking one name off the panel list until only one name remains and that person shall be the arbitrator. The results of any such arbitration proceeding shall be final and binding both upon Field Services or the applicable Field Services' Affiliate and upon the Employee, and shall be subject to judicial confirmation as provided by the Federal Arbitration Act or the Colorado Uniform Arbitration Act, C.R.S. Section 13-22-201, et. seq., which are incorporated herein by reference.

      15. CONFIRMATION OF D&O COVERAGE AND THE RIGHT TO INDEMNIFICATION. In addition to any indemnification to which Employee may be entitled to from Duke Energy Corporation, Field Services agrees to indemnify Employee against liabilities and contingencies to the extent permitted by law. To the extent such directors and officers insurance coverage is being provided to other present or former officers or directors of Field Services, Employee shall be entitled to directors and officers insurance coverage, through the sixth anniversary of the date on which he leaves Field Services' employ, on terms and conditions (including scope, amount of coverage, dollar limitations, etc.) no less favorable to Employee than the coverage (if any) provided to any other present or former officers or directors of Field Services.

      16. LEGAL FEES. To provide the Employee with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of enforcement, Field Services shall pay and be solely responsible for reasonable attorneys' fees and expenses incurred by the Employee as a result of a claim that Field Services has breached or otherwise failed to perform its obligations under this Agreement or any provision hereof, regardless of which party, if any, prevails in the contest; provided, however, that Field Services shall not be responsible for such fees and expenses to the extent incurred in connection with a claim made by the Employee that the trier of fact in any such contest finds to be frivolous.

      17. RELEASE OF CLAIMS. In consideration of the obligations of Field Services under this Agreement, the Employee agrees to execute and honor the release of claims in the form attached as Exhibit A hereto upon a termination of employment that is covered by Section 2(c) hereof. The obligations of Field Services under Section 2(c) hereof shall be contingent upon the execution, nonrevocation and continued compliance by the Employee with this release of claims.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on July 19, 2004.

                                       DUKE ENERGY FIELD SERVICES, LP

                                       By: /s/ Fred J. Fowler
                                          -----------------------------------
                                       Fred J. Fowler,
                                       President and Chief Operating Officer
                                       Duke Energy Corporation

                                       EMPLOYEE

                                        /s/ W. H. Easter III
                                       --------------------------------------

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